Exhibit 99.2

Management’s Discussion and Analysis of Results of Operations and Financial Condition

The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Overview

As of May 1, 2007, we own 121 luxury and upper upscale hotel properties and we are the largest lodging REIT in the National Association of Real Estate Investment Trust’s composite index. A REIT is a legal entity that holds real estate interests and, through payments of dividends to stockholders, is permitted to reduce or avoid federal income taxes at the corporate level. Host operates as a self-managed and self-administered REIT and owns approximately 96.6% of the partnership interests of Host Hotels & Resorts, L.P., or Host LP.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry. The majority of our properties are located in central business districts of major cities, near airports and in resort/convention destinations. The target profile for our portfolio includes luxury and upper upscale hotels in urban and resort/convention destinations that benefit from significant barriers to entry by competitors. Though hotels meeting this target profile will still be subject to competitive pressures, we believe this will allow us to maintain room rate and occupancy premiums over our competitors. We also seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in maximizing property operations and by completing strategic capital improvements.

Our Customers

The majority of our customers fall into three broad groups: transient business, group business, and contract business, which made up approximately 54%, 42% and 4%, respectively, of our business in 2006. Similar to the majority of the lodging industry, we further categorize business within these categories based on characteristics they have in common as follows:

Transient demand broadly represents individual business or leisure travelers and is divided into four key sub-categories: premium, corporate, special corporate and discount. Overall, business travelers make up the majority of transient demand at our hotels, with leisure travelers making up the remainder. Therefore, our business will be more significantly affected by trends in business travel versus leisure demand:

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Premium: Sometimes referred to as “rack rate,” typically consists of rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality, weekday vs. weekend stays).

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Corporate: This is the benchmark rate which a hotel publishes and offers to the general public. It is typically the second highest category, and is for travelers that do not have access to negotiate or discount rates.

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Special Corporate: this is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel. These rates are typically negotiated annually, at a discount to the anticipated corporate rate.

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Discount: This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group demand represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. Group business is segmented into the following three key sub-categories:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternal and youth and amateur sports teams, otherwise known as SMERF business.

The final category is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently lower levels of demand. Airline crews are typical generators of contract demand for our hotels.

Understanding Our Performance

Our Revenues and Expenses

Our hotels are operated by third-party managers under long-term agreements under which they typically earn base and incentive management fees related to the revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to operate the property, including purchasing inventory and paying wages, utilities, property taxes and other expenses. We generally receive a cash distribution, which reflects hotel-level sales less property-level operating expenses (excluding depreciation), from our hotel managers each four-week or monthly accounting period, depending on the manager.

Hotel revenue is approximately 97% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

% of 2006 Revenues
• Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is a significant driver of room rates.	61%

• Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	30%

• Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, telephone, entertainment and other guest services.	6%

Hotel operating expenses are approximately 98% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

% of 2006 Operating Costs and Expenses
• Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

• Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	26%

% of 2006 Operating Costs and Expenses
• Hotel departmental expense. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, telephones, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	29%

• Management fees. Base management fees are computed as a percentage of gross revenue as set forth in our management contracts. Incentive management fees generally are paid when operating profits exceed threshold levels established in our management agreements.	6%

• Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change in tandem with changes in revenues at our hotels.	9%

• Depreciation and amortization expense. This is a non-cash expense that is relatively inflexible and changes primarily based on the acquisition and disposition of hotel properties and the level of post-acquisition capital expenditures.	11%

The expense components listed above are based on those presented in our consolidated statement of operations. It is also worth noting that wage and benefit costs are spread among various line items, however, taken separately these costs represent approximately 50% of our total expenses, making wages and benefits the most significant component of our cost structure.

Key Performance Indicators

We have several key indicators that we use to evaluate the performance of our business, including RevPAR, Funds From Operations (“FFO”) per diluted share and hotel adjusted operating profit. Revenue per available room, or RevPAR, is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include revenues from food and beverage or parking, telephone, or other guest services generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels.

RevPAR changes driven predominately by occupancy have different implications on overall revenue levels as well as incremental operating profit than do changes driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in these additional room-related costs. For this reason, while operating profit typically increases when occupancy rises, RevPAR increases due to higher room rates would have a greater impact on our profitability.

We also use, among other things, FFO per diluted share as a supplemental measure of company-wide profitability. See “Non-GAAP Financial Measures—FFO per diluted share” for further discussion. Another key profitability indicator we use is hotel adjusted operating profit, which is a non-GAAP measure which we use to evaluate the profitability of our comparable hotels. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of individual property-level profitability. The comparable hotel adjusted operating profit that we discuss is an aggregation of the adjusted operating profit for each of our comparable hotels. See “Non-GAAP Financial Measures—Comparable Hotel Operating Results” for further discussion. Each of the non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit and earnings per share.

Summary of 2006 Operating Results

Total revenue increased $1.1 billion, or 30.3%, to $4.8 billion for the year, which includes $762 million of revenues for the properties acquired from Starwood in April 2006. Net income increased $572 million to $738 million in 2006. Net income includes approximately $416 million in gains from the sale of seven properties. Diluted earnings per share increased $1.10 to $1.48.

For our comparable properties, RevPAR increased 8.5% due to a 9.2% increase in average room rates, partially offset by a slight decrease in occupancy. The improvement in RevPAR was a result of continuing positive trends in both the economy and industry fundamentals. The significant improvement in room rates also helped drive an increase in operating margins. However, the increase in operating margins was partially offset by greater than inflationary increases in the costs of insurance, utilities and employee wages and benefits. Margins were also positively affected by the increase in food and beverage margins as a result of growth in catering and banquet sales. FFO per diluted share increased 33%, to $1.53, for 2006. FFO per diluted share was reduced by $.09 for 2006 due to costs associated with refinancing of senior notes, the redemption of preferred stock and non-recurring costs associated with the Starwood acquisition. By comparison, FFO per diluted share was reduced by $.08 for 2005 due to costs associated with refinancing and preferred stock transactions in 2005.

Acquisition and Disposition Activity

Acquisitions

Consistent with our acquisition strategy, in April 2006 we completed the purchase of 25 domestic and three foreign properties from Starwood for approximately $3.1 billion. The portfolio included properties in 14 states, Washington D.C., Santiago, Chile and Warsaw, Poland that are represented by premium brands such as Westin, Sheraton, W, St. Regis, and The Luxury Collection. The Sheraton Warsaw Hotel & Towers was subsequently contributed by us to the European Joint Venture. Combined with the formation of the European Joint Venture, which currently owns seven properties, we have significantly expanded our geographic and brand diversity, which we believe should create a strong platform for future growth. As a result of these transactions, approximately 56% of our 2007 budgeted hotel sales will be generated by Marriott-branded hotels, 9% by Ritz-Carlton hotels and 8% by Hyatt hotels, while Westin-branded hotels will represent 9% and Sheraton and W-branded hotels, both new brands to our portfolio, will represent 10% and 2%, respectively. Consistent with our previous acquisitions, the Starwood properties are primarily located in urban and convention or resort locations and in markets with significant barriers to entry. In particular, management believes that the European markets are in the early stages of a lodging recovery which should provide the opportunity for additional growth outside of the domestic lodging cycle.

We also continue to pursue single asset acquisitions of luxury and upper upscale hotels where we believe the properties can be acquired at attractive multiples of cash flow and at discounts to replacement cost. In September 2006, we acquired the 732-room Westin Kierland Resort & Spa, which includes a 27-hole golf course and a full-service spa, for approximately $393 million.

Dispositions

During 2006, we took advantage of market conditions to dispose of five non-core properties, where we believed the potential for revenue growth was lower. Proceeds from these sales were approximately $214 million and were used to repay debt, fund acquisitions, invest in our portfolio or for general corporate purposes. Additionally, we disposed of two core assets, the Swissôtel The Drake New York and the Fort Lauderdale Marina Marriott, which we sold for a total of approximately $586 million and recognized a gain of approximately $346 million. In these transactions we were able to capitalize on value enhancement opportunities and apply the proceeds towards the acquisition of the Starwood portfolio. In 2007, we continued to execute on our disposition strategy through the sale of seven additional properties for total proceeds of approximately $333 million.

Debt and Equity Activity

Improving our interest coverage and leverage ratios remains a key management priority. During 2006, we issued approximately $1.3 billion in senior notes, assumed or issued $328 million of mortgage debt and drew $250 million on our credit facility. The proceeds were used to retire, redeem or prepay $828 million of senior notes, $84 million of mortgage debt and approximately $150 million of 10% Class C preferred stock. The remaining proceeds of the debt issuances were used for the asset acquisitions described above, to fund debt prepayment costs and for general corporate purposes. Additionally, we converted to common stock or redeemed for cash the $387 million remaining balance of the Convertible Subordinated Debentures. Overall, our debt balance increased approximately $508 million in 2006. We also increased our stockholders’ equity balance by approximately $2.8 billion during the year, primarily through the issuance of common stock as part of the acquisition of the Starwood portfolio and through the conversion of our Convertible Subordinated Debentures. As a result of these debt and equity activities and the continued improvement in the cash flow of our hotels, we significantly improved our interest coverage and leverage ratios during 2006.

2007 Outlook

Management believes that 2007 will be another strong year of growth as a result of continued upward trends in operating fundamentals, including the growth of the U.S. economy and strengthening group and transient business travel. Demand continues to improve though it is expected to grow at a slightly slower rate, while strong industry performance has begun to increase the pace of new supply. However, the majority of new projects scheduled for completion in the near-term are concentrated in the economy and mid-scale segments, are outside of major urban markets and will have less than 200 rooms. For example, a recent survey by Lodging Econometrics indicates that new room supply for luxury and upper upscale hotels in 2007 will be less than 10% of all new supply. Further, only 8.6% of the new supply will be in central business districts, which are our target markets. Supply growth will also continue to be constrained by increasing construction costs and labor market shortages. As a result, we expect that comparable hotel RevPAR will increase approximately 6.5% to 8.5% for the full year 2007.

We also expect to see improvements in RevPAR and operating margins as a result of our significant capital expenditures program at many of our properties, which we believe will enhance their competitive market position and improve their operating performance. In the near-term, some properties may experience temporary business disruption as rooms, common areas and meeting spaces are renovated. We expect to see improvements in the operations of our hotels as we complete the significant repositioning/return on investment projects within our existing portfolio.

Operating margin growth will also benefit from the increase in room rate driven growth in 2007, as well as continued improvement in food and beverage revenues associated with the expected growth in group business. While we expect margins to improve, margin growth will be restrained by continued pressure from above-inflationary growth in costs, including wages and benefits, real estate taxes and property insurance.

We intend to declare a regular quarterly dividend of $.20 in 2007, which will result in an increase over the 2006 total dividends declared. In addition, we intend to declare a special dividend in the fourth quarter based upon our operating performance and the resulting effect on our level of taxable income. Based on the forecasted growth in operations and expected level of capital expenditures, we believe the special dividend will be meaningfully higher than the amount declared in 2006. The amount of any dividend will be determined by Host’s Board of Directors.

While we believe the trends discussed above create the opportunity for improvements in our business in 2007, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns.

Results of Operations

The following table reflects certain line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	2006	2005	% Change 2005 to 2006		2004	% Change 2004 to 2005
Revenues
Total hotel sales	$4,692	$3,580	31.1%		$3,282	9.1%

Operating costs and expenses:
Property-level expenses(1)	3,966	3,138	26.4		2,944	6.6
Corporate and other expenses	94	67	40.3		67	—
Gain on insurance settlement	13	9	44.4		3	N/M (4)
Operating profit	764	495	54.3		381	29.9
Interest expense	450	443	1.6		483	(8.3)
Minority interest expense	41	16	N/M	(4)	4	N/M (4)
Income (loss) from continuing operations	296	114	N/M	(4)	(90)	N/M (4)
Income from discontinued operations	442	52	N/M	(4)	90	(42.2)
Net income	738	166	N/M	(4)	—	N/M (4)

All hotel operating statistics(2):
RevPAR	$133.48	$121.66	9.7%		$109.51	11.1%
Average room rate	$182.56	$167.64	8.9%		$152.03	10.3%
Average occupancy	73.1%	72.6%	0.5 pts.		72.0%	0.6 pts.

Comparable hotel operating statistics(3):
Comparable hotel RevPAR	$135.46	$124.80	8.5%		N/A	9.5%
Comparable average room rate	$184.77	$169.23	9.2%		N/A	7.6%
Comparable average occupancy	73.3%	73.7%	(0.4	) pts.	N/A	1.2 pts.

(1)	Amount represents operating costs and expenses per our statements of operations less corporate and other expenses and the gain on insurance settlement.
(2)	Operating statistics are for all properties as of December 31, 2006, 2005 and 2004 and include the results of operations prior to their disposition for hotels we have sold.
(3)	Comparable hotel operating statistics for 2006 and 2005 are based on 95 comparable hotels as of December 31, 2006. The percent change from 2004 to 2005 is based on 98 comparable hotels as of December 31, 2005. See “Comparable Hotel Operating Statistics” for further details.
(4)	N/M=Not Meaningful

2006 Compared to 2005

Hotel Sales Overview

	2006	2005	% Change
	(in millions)
Revenues
Rooms	$2,938	$2,207	33.1%
Food and beverage	1,457	1,134	28.5
Other	297	239	24.3

Total hotel sales	$4,692	$3,580	31.1

Hotel sales increased $1.1 billion, or 31.1%, to approximately $4.7 billion for 2006. Hotel sales include approximately $863 million and $14 million for 2006 and 2005, respectively, of sales from hotels acquired in 2006 and 2005. Hotel sales of approximately $147 million and $251 million for 2006 and 2005, respectively, for properties sold or classified as held for sale at March 23, 2007 have been reclassified as discontinued operations on our consolidated statements of operations. See “Discontinued Operations” below.

We discuss operating results for our hotels on a comparable basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred significant property damage and business interruption or large scale capital improvements during these periods. As of December 31, 2006, 95 of our 128 hotels have been classified as comparable hotels. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels. The following discussion is of the sales results of our comparable hotels considering property type (i.e. urban, suburban, resort/convention or airport) and geographic region. We also discuss the sales results of our hotels considering the mix of business (i.e. transient, group or contract).

Comparable hotel sales increased 7.6% to approximately $3.8 billion for 2006. The revenue growth reflects the increase in comparable RevPAR of 8.5%, as a result of an increase in average room rates of 9.2% and a slight decrease in occupancy of 0.4 percentage points. The growth in average room rate was driven by a number of positive trends such as strong United States GDP growth, low growth in the supply of new luxury and upper upscale hotels and the strengthening in the group and transient segments of our business. As a result of these trends, our operators were able to significantly increase average daily room rates and continued to manage the mix of business away from lower rated discount and contract business in favor of higher rated corporate transient and corporate and association group business. However, this yield management at our hotels did result in fewer occupied rooms and was the primary factor for the slight occupancy decline. Occupancy was also affected by weakness in individual markets and temporary disruption to certain properties due to our capital expenditure program. For the 27 hotels acquired from Starwood that we consolidate, RevPAR increased 10.9% when compared to the full year 2005.

Food and beverage revenues for our comparable hotels increased 6.6%, primarily due to increased sales from our catering and banquet business. Growth in sales of our food and beverage operations, which historically represent approximately 30% of our revenues, also positively affected overall operating margins, as our managers continue to shift business from outlets to banquet sales. Food and beverage margins increased 2.1 percentage points in 2006. We expect food and beverage revenue to continue to increase, which should contribute to continued growth in our operating margins.

The increase in sales also is affected by our properties market share as measured by the RevPAR penetration index. The RevPAR penetration index reflects each property’s RevPAR in relation to the RevPAR for that property’s competitive set. The competitive set for our hotels typically is determined through negotiations between our managers and us as certain termination provisions in our management agreements are based on our hotel’s performance against their competitive set. Competitive set determinations are subjective and, as a result, our methodology of determining a hotel’s competitive set may differ materially from those used by other owners and/or managers. Additionally, RevPAR penetration index often will shift dramatically upon the addition of a new hotel to the competitive set or upon a change in demand for a particular market, regardless of the hotel’s performance. As a result, we predominantly use RevPAR penetration index to evaluate the market share of our hotels on an individual basis, as opposed to in the aggregate. We seek to maintain a RevPAR penetration index above 100 for all of our properties, which would indicate that a hotel maintains a RevPAR premium in relation to its competitive set. Currently, approximately three-quarters of our properties achieve a RevPAR penetration index of 100 or higher.

Comparable Hotel Sales by Property Type

The following table sets forth performance information for our comparable hotels by property type as of December 31, 2006 and 2005:

By Property Type

	As of December 31, 2006		Year ended December 31, 2006			Year ended December 31, 2005
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	39	22,680	$197.20	76.8%	$151.43	$179.94	76.6%	$137.90	9.8%
Suburban	29	11,138	145.94	67.3	98.27	134.69	67.7	91.12	7.8
Airport	16	7,328	135.31	73.1	98.85	122.41	75.9	92.89	6.4
Resort/ Convention	11	6,825	253.31	71.8	181.91	236.64	71.8	170.00	7.0

All Types	95	47,971	184.77	73.3	135.46	169.23	73.7	124.80	8.5

For 2006, revenues increased across all of our comparable hotel property types, led by our urban hotels, as we benefited from strong performance in several of our downtown markets such as Chicago, New York and Boston. RevPAR growth at our resort/convention hotels was driven by the RevPAR increases at our Naples and Maui resort/convention hotels. The increase in RevPAR at our airport hotels was less than the comparable portfolio as the increase in average room rates of 10.5% was partially offset by decreases in occupancy of 2.8 percentage points due, in part, to renovations at our San Francisco airport hotels. The comparable hotel RevPAR increase for our suburban hotels reflected an increase in average room rates of 8.4%.

Comparable Hotel Sales by Geographic Region

The following tables set forth performance information for our comparable hotels by geographic region as of December 31, 2006 and 2005:

By Region

	As of December 31, 2006		Year ended December 31, 2006			Year ended December 31, 2005
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	21	11,485	$201.76	74.6%	$150.44	$184.70	76.3%	$140.87	6.8%
Florida	10	6,435	192.58	70.9	136.47	177.63	71.8	127.57	7.0
Mid-Atlantic	8	5,865	227.45	79.9	181.76	207.20	78.8	163.22	11.4
DC Metro	13	5,335	185.39	71.8	133.10	173.23	76.4	132.41	0.5
North Central	12	4,906	152.28	72.2	109.89	138.55	69.0	95.58	15.0
South Central	7	4,125	144.72	71.6	103.63	131.25	74.1	97.25	6.6
Atlanta	7	2,625	188.61	70.5	132.97	171.69	69.4	119.13	11.6
New England	6	3,032	170.11	76.9	130.81	155.57	72.9	113.35	15.4
Mountain	6	2,210	132.71	65.5	86.98	119.89	64.3	77.04	12.9
International	5	1,953	151.61	72.0	109.21	134.18	72.2	96.83	12.8

All Regions	95	47,971	184.77	73.3	135.46	169.23	73.7	124.80	8.5

For 2006, the majority of our geographic regions experienced strong growth in comparable hotel RevPAR, with six of the ten regions experiencing double-digit growth rates.

Our New England region was the top performing region. In particular, our downtown Boston hotels continued to benefit from very strong group demand.

The DC region was our worst performing region. Comparable hotel RevPAR in the DC region was negatively affected by the renovations at the JW Marriott, Washington, D.C., which had a significant number of rooms out of service for the first and second quarters of 2006, as well as an overall decrease in congressional activity and a reduction in group business compared to 2005, which included the effect of the Presidential inauguration.

Increases in comparable hotel RevPAR in our Mountain region were due primarily to a 14.7% RevPAR increase at our three comparable hotels in the Denver market. We also experienced 11.5% RevPAR growth at our hotels located in the Phoenix/Scottsdale area.

Increases in comparable hotel RevPAR for our Mid-Atlantic region were driven by the performance at our two New York City hotels with comparable hotel RevPAR growth of 14.3%. Strong group, transient and international demand has contributed to the performance of the New York City market.

Our Pacific region benefited from strong RevPAR growth in the Hawaii and San Diego markets.

Comparable hotel RevPAR growth in our Florida region was primarily due to strong group bookings and improved transient demand at several of our resorts, especially The Ritz-Carlton, Naples.

Comparable hotel RevPAR growth for our Atlanta region was driven by an increase in room rates of 9.9%. The region has benefited from strong in-house group and transient demand.

Increases in comparable hotel RevPAR in the North Central region were primarily due to an increase in the average room rate and the average occupancy. The improvement was the result of strong growth across all segments of demand, particularly group demand at our six hotels in the Chicago market, which benefited from a significant increase in the number of city-wide convention events in 2006.

Comparable hotel RevPAR increases in our South Central region were driven primarily by strong increases in average room rate.

Comparable hotel RevPAR for our international properties increased 12.8% primarily due to the performance of our four Canadian properties.

Comparable hotel sales by business mix. The majority of our customers fall into three broad groups: transient business, group business and contract business. Those traveling as part of an organized group, meeting or convention are referred to as “Group” customers. Individual travelers are referred to as “Transient” customers. Based on 100 of our Marriott, Ritz-Carlton and Starwood hotels for which we have detailed customer demographics, our business in 2006 was approximately 42% group-based and 54% transient-based. Approximately 4% of our business is related to volume contracted business such as airline crews.

In 2006, overall demand was stronger and, therefore, our operators were able to significantly increase average daily room rates, particularly in the corporate transient segments. Overall transient average daily rates increased 10% when compared to last year and our overall group average room rate for these hotels increased almost 7%. The gap between transient rates and group rates widened in 2006, indicating that pricing power remained strong. We expect this trend in strong growth in average daily rates to continue in 2007, particularly in our transient business.

Rental Income.    Our rental income represents lease income from our 71 leased HPT Properties and three office property leases, as well as lease income from one upper upscale hotel. The $8 million improvement in rental income primarily is from operations at the leased HPT Properties as a result of investments in the properties by the lessor and improvements in the overall economy.

Property-level Operating Costs

	2006	2005	% Change
	(in millions)
Rooms	$694	$530	30.9%
Food and beverage	1,052	839	25.4
Hotel departmental expenses	1,181	978	20.8
Management fees	224	162	38.3
Other property-level expenses	362	280	29.3
Depreciation and amortization	453	349	29.8

Total property-level expenses	$3,966	$3,138	26.4

Property-level operating costs and expenses increased $0.8 billion, or 26.4%, to approximately $4 billion for 2006. Property-level operating costs and expenses include approximately $680 million and $12 million for 2006 and 2005, respectively, of property-level costs associated with hotels acquired in 2006 and 2005. Property-level operating costs and expenses exclude the costs for hotels we have sold or classified as “held for sale” at March 23, 2007, which are included in discontinued operations. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflation and revenues, though the effect on specific costs will differ. For example, utility costs at our comparable hotels increased 6.4%. We expect operating costs to continue to increase in 2007 as a result of variable costs increasing with occupancy increases, and certain costs increasing at a rate above inflation, particularly wages and benefits, insurance and real estate taxes.

Corporate and Other Expenses.    Corporate and other expenses primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, travel, corporate insurance, audit fees, building rent and system costs. Corporate expenses increased by $27 million, or 40.3%, due to an increase in compensation expense based on the strong performance of our stock price and an increase in overall staffing levels, as well as non-recurring costs associated with the Starwood acquisition of $7 million.

Gain on Insurance Settlement.    The gain on insurance settlement in 2006 of $13 million relates to business interruption insurance proceeds received as a result of lost profit at our New Orleans Marriott following Hurricane Katrina in August 2005 and at five of our hotels located in Florida following Hurricane Wilma in October 2005. We received an additional $3 million of business interruption insurance proceeds for the Fort Lauderdale Marina Marriott, which is included in income from discontinued operations, as we sold the hotel during 2006. The gain on insurance settlement in 2005 relates to $9 million of business interruption insurance proceeds for the New Orleans Marriott.

In addition to the business interruption insurance proceeds, our insurance policy provides us with reimbursement for the replacement cost for the damage done to these assets. As a result, we have written off the approximate $38 million book value of the damaged assets, which includes certain repair and clean-up costs. The write off of the assets has been completely offset by the establishment of an insurance receivable and, accordingly, there is no effect on the statement of operations. Further, to the extent that our insurance settlement proceeds are in excess of the amounts written off, we will record a gain on insurance settlement in the period that all contingencies are resolved. To date, we have received approximately $22 million in insurance proceeds related to our property damage claim.

Interest Income.    Interest income increased $12 million, primarily due to an increase in our cash balance and increases in the interest rates earned on cash and restricted cash balances.

Interest Expense.    Interest expense increased $7 million. The increase in interest expense in 2006 is primarily due to a net increase in debt of approximately $508 million and increased rates for our variable rate debt. The increase was partially offset by a decline from $30 million in 2005 to $17 million in 2006 for call premiums, accelerated deferred financing costs and original issue discounts and the early termination of our interest rate swap agreements associated with debt prepayments. In addition, interest expense for 2006 includes approximately $5 million of non-recurring bridge loan fees and expenses related to the Starwood acquisition.

Net Gains on Property Transactions.    The gains primarily represent the amortization of deferred gains on the sale of the HPT Properties in 1995 and 1996. In 2005, gains also included the pre-tax gain of $69 million on the sale of 85% of our interest in CBM Joint Venture LLC.

Gain (Loss) on Foreign Currency and Derivative Contracts.    The gain on foreign currency and derivative contracts in 2005 is primarily due to the $2 million increase in the fair value of the foreign currency exchange contracts on two of our Canadian hotels. These agreements were terminated in the fourth quarter of 2005.

Minority Interest Expense.    As of December 31, 2006, we held 96.5% of the partnership interests in Host LP. The increase in our minority interest expense for 2006 primarily is due to the increase in the net income of Host LP, as well as the net income of certain of our consolidated hotel partnerships that are partially owned by third parties.

Equity in Earnings (Losses) of Affiliates.    Our share of losses of affiliates increased by $5 million primarily due to the losses recorded from our investment in the European Joint Venture of $8 million, which includes our portion of a foreign currency hedge loss of $7 million, as the venture hedged a portion of its initial investment for the acquisition of six of its hotels.

Discontinued Operations.    Discontinued operations consist of the results of operations and the gain on disposition of seven hotels sold in 2007, seven hotels sold in 2006, and five hotels sold in 2005. For 2006 and 2005, revenues for these properties were $147 million and $251 million, respectively, and income before taxes was $26 million, which includes $3 million of business interruption insurance proceeds for the Fort Lauderdale Marina Marriott, and $33 million, respectively. We recognized a gain, net of tax, of $416 million and $19 million for 2006 and 2005, respectively, on the disposition of these hotels.

2005 Compared to 2004

Hotel Sales Overview

	2005	2004	% Change
	(in millions)
Revenues
Rooms	$2,207	$1,990	10.9%
Food and beverage	1,134	1,071	5.9
Other	239	221	8.1

Total hotel sales	$3,580	$3,282	9.1

Hotel sales increased $298 million, or 9.1%, to approximately $3.6 billion for 2005. Hotel sales include approximately $152 million and $59 million for 2005 and 2004, respectively, of sales from hotels acquired in 2005 and 2004. Sales for properties sold or classified as held for sale at March 23, 2007 have been reclassified as discontinued operations on our condensed consolidated statements of operations. See “Discontinued Operations” below.

We discuss operating results for our hotels on a comparable basis. As of December 31, 2005, 98 of our 107 hotels were classified as comparable hotels. The following discussion is of the sales results of our comparable hotels considering property type (i.e. urban, suburban, resort/convention or airport) and geographic region. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels and further detail on these classifications. We also discuss the sales results of our hotels considering the mix of business (i.e. transient, group or contract).

Comparable hotel sales increased 7.7% to approximately $3.6 billion for 2005. The revenue growth reflects the increase in comparable RevPAR of 9.5%, as a result of an increase in average room rates of 7.6% and an increase in occupancy of 1.2 percentage points. Food and beverage revenues for our comparable hotels increased 5.6%, primarily due to an increase in catering and outlet revenues.

Demand was strong in 2005, enabling our operators to significantly increase average daily room rates, particularly in the premium and corporate transient segments. For our comparable Marriott hotels, which represented 78% of our total comparable rooms as of December 31, 2005, premium and corporate transient average daily rates increased 12.6% when compared to last year. Our overall transient average room rate for these hotels increased 10.2%. The gap between transient and group rate widened in 2005 indicating pricing power is strong. Total group room revenue for our comparable Marriott hotels increased 6.2% compared to during 2005, primarily due to an increase in average room rates of approximately 5.0%.

Comparable Hotel Sales by Property Type

The following table sets forth performance information for our comparable hotels by property type as of December 31, 2005 and 2004:

By Property Type

	As of December 31, 2005		Year ended December 31, 2005			Year ended December 31, 2004
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	39	22,874	$183.26	76.7%	$140.63	$170.00	75.3%	$127.95	9.9%
Suburban	33	12,195	133.96	67.9	90.93	124.44	66.5	82.71	9.9
Airport	16	7,328	122.41	75.9	92.89	113.12	74.6	84.37	10.1
Resort/ Convention	10	6,388	216.80	70.9	153.82	202.44	71.1	143.97	6.8

All Types	98	48,785	166.80	73.6	122.82	154.96	72.4	112.21	9.5

For 2005, revenues increased significantly across all of our hotel property types, led by our airport hotels with a comparable hotel RevPAR increase of 10.1%, which reflected an average room rate increase of 8.2%. Our urban hotels performed well in 2005, with comparable hotel RevPAR growth of 9.9%. The significant increase in comparable hotel RevPAR at our urban properties was primarily driven by an increase in average room rate of 7.8%, while average occupancy improved by 1.4 percentage points. Our resort/convention hotels had comparable hotel RevPAR growth of 6.8%, with average room rate growth of 7.1%. These hotels include many of our Florida hotels, which experienced a decline in RevPAR in the fourth quarter due to Hurricane Wilma. Our suburban hotels experienced a comparable hotel RevPAR increase of 9.9%, which reflected an average room rate increase of 7.7%.

Comparable Hotel Sales by Geographic Region

The following table sets forth performance information for our comparable hotels by geographic region as of December 31, 2005 and 2004:

By Region

	As of December 31, 2005		Year ended December 31, 2005			Year ended December 31, 2004
	No. of Properties	No. of Rooms	Average Daily Rate	Average Occupancy Percentages	RevPAR	Average Daily Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	20	11,035	$171.51	75.9%	$130.22	$160.37	73.7%	$118.19	10.2%
Florida	11	7,027	173.99	71.6	124.51	164.70	71.4	117.60	5.9
Mid-Atlantic	10	6,720	209.71	79.2	166.06	189.17	78.3	148.19	12.1
North Central	13	4,923	132.47	67.8	89.78	123.93	67.8	84.06	6.8
DC Metro	11	4,661	181.76	77.2	140.27	163.01	74.8	121.96	15.0
Atlanta	11	3,968	159.13	69.0	109.83	151.79	68.4	103.82	5.8
South Central	6	3,526	134.96	76.3	102.94	125.73	74.9	94.19	9.3
New England	6	3,032	155.57	72.9	113.35	150.48	72.9	109.64	3.4
Mountain	5	1,940	112.93	62.6	70.72	106.70	57.7	61.54	14.9
International	5	1,953	134.18	72.2	96.83	122.86	72.3	88.87	9.0

All Regions	98	48,785	166.80	73.6	122.82	154.96	72.4	112.21	9.5

For full year 2005, the majority of our geographic regions experienced strong growth in comparable hotel RevPAR with the DC Metro, Mountain, Mid-Atlantic and Pacific regions all experiencing double-digit growth rates.

Improvement in our DC Metro region during 2005 was driven by strong performance at all of our hotels in the region, which benefited from solid group and business transient demand. Overall, comparable hotel RevPAR increases for the region reflected an average room rate increase of 11.5% and an average occupancy increase of 2.4 percentage points.

Our Mountain region was led by a 16.2% RevPAR increase at our three comparable hotels in the Denver market. We also experienced an 11.2% RevPAR growth at our hotels located in the Phoenix/Scottsdale area.

Comparable hotel RevPAR for our Mid-Atlantic region was driven by the performance at our three New York City hotels with comparable hotel RevPAR growth of 17.0%, which was the strongest RevPAR growth in any of our major urban markets for the year. Strong group, transient and international demand has strengthened the performance in the New York City market.

Our Pacific region experienced strong RevPAR growth in the Los Angeles, Hawaii and San Diego markets.

Comparable RevPAR for our Florida region grew 5.9% during 2005, as strong performance from our properties in the Tampa Bay and Miami markets were partially offset by a decline in group bookings at our Orlando World Center Marriott hotel. The results were also negatively affected by the business interruption due to Hurricane Wilma, which struck southern Florida in October 2005.

During the year, Atlanta generally had modest comparable RevPAR growth due to weak convention activity in the region. This was offset by an increase in demand in the fourth quarter due to the relocation of group and transient business from New Orleans and Florida, which were severely affected by the active hurricane season. As a result, overall RevPAR growth for the year was approximately 5.8%.

Our New England region underperformed with comparable RevPAR growth of 3.4% during 2005 due to weak convention activity during the year, particularly in the Boston market.

The increase in comparable RevPAR for our North Central region was led by our Chicago hotels, were comparable RevPAR increased 7.9%.

Overall, comparable hotel results in our South Central region, which includes Texas and Louisiana, were not significantly affected by Hurricane Katrina. However, the operations of the New Orleans Marriott, which is considered a non-comparable hotel, have been, and will continue to be, affected by the large-scale devastation in New Orleans. RevPAR in the region grew by 9.3%, driven primarily by strong increases in occupancy and average room rate at our three properties in Houston, which benefited from business resulting from the evacuation of the Gulf Coast in the aftermath of Hurricane Katrina.

Comparable hotel RevPAR for our international properties was driven by our four Canadian properties, which experienced an increase in comparable hotel RevPAR of 10.4%.

Rental Income.    Our rental income represents lease income from our 71 leased HPT Properties and three office property leases, as well as lease income from one upper upscale hotel. The $5 million improvement in rental income primarily is from operations at the leased HPT Properties which have continued to improve as a result of the stronger economy and the completion of major renovation projects at most of these properties in 2004.

Property-level Operating Costs

	2005	2004	% Change
	(in millions)
Rooms	$530	$491	7.9%
Food and beverage	839	801	4.7
Hotel departmental expenses	978	909	7.6
Management fees	162	134	20.9
Other property-level expenses	280	278.7
Depreciation and amortization	349	331	5.4

Total property-level expenses	$3,138	$2,944	6.6

Property-level operating costs and expenses increased 6.6% to approximately $3.1 billion for 2005. Property-level operating costs and expenses exclude the costs for hotels we have sold and held for sale as of March 23, 2007, which are included in discontinued operations. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflation and revenues, though the effect on specific costs will differ. For example, utility costs increased 15.8%, primarily due to increases in oil and gas prices, while the increase in management fees of 21.2% were a direct result of the growth in the revenues and profitability of our properties.

Corporate and Other Expenses.    Corporate and other expenses, which totaled $67 million in both 2005 and 2004, primarily consist of employee salaries and bonuses and other costs such as employee stock-based compensation expense, corporate insurance, audit fees, building rent and system costs.

Gain on Insurance Settlement.    The gain on insurance settlement in 2005 relates to $9 million of business interruption insurance proceeds received as a result of lost profit at our New Orleans Marriott following Hurricane Katrina in August 2005. In 2004, the gain on insurance settlement represents $3 million of business interruption proceeds that we received in connection with the loss of business at our Toronto hotels due to the outbreak of Severe Acute Respiratory Syndrome (SARS).

Interest Income.    Interest income increased $10 million, primarily due to increases in the interest rates earned on cash and restricted cash balances.

Interest Expense.    Interest expense decreased $40 million as a result of the decrease in our interest-bearing obligations from 2004 and 2005 debt repayments and refinancings, as well as a decline in the amount of prepayment penalties associated with debt repayments and refinancings. Specifically, interest expense includes $30 million for 2005 and $55 million for 2004 for the call premiums and the acceleration of deferred financing costs and original issue discounts associated with debt prepayments. These declines in interest expense were partially offset by increased interest rates for our variable rate debt.

Net Gains on Property Transactions.    Net gains on property transactions increased $63 million, primarily due to the pre-tax gain of $69 million on the sale of 85% of our interest in CBM Joint Venture LLC.

Gain (Loss) on Foreign Currency and Derivative Contracts.    The gain on foreign currency and derivative contracts primarily is due to the $2 million increase in the fair value of the foreign currency exchange contracts on two of our Canadian hotels. These agreements were terminated in the fourth quarter of 2005. The $6 million loss in 2004 is primarily due to the $7 million decline in the fair value of the contracts.

Minority Interest Expense.    As of December 31, 2005, we held approximately 95% of the partnership interests in Host LP. The increase in our minority interest expense is due to the increase in the net income of Host LP, as well as the net income of certain of our consolidated hotel partnerships that are partially owned by third parties.

Equity in Earnings (Losses) of Affiliates.    Equity in losses of affiliates decreased by $15 million due to the sale of 85% of our interest in CBM Joint Venture LLC during March 2005 and because the joint venture, which had recorded net losses throughout 2004, had net income in 2005.

Benefit from (provision for) income taxes.    The increase in the provision for income taxes primarily reflects the $28 million tax expense from the sale of 85% of our interest in CBM Joint Venture LLC.

Discontinued Operations.    Discontinued operations consist of the results of operations and the gain on disposition of seven hotels sold in 2007, seven hotels sold in 2006, five hotels sold in 2005 and nine hotels sold in 2004. For 2005 and 2004, revenues for these properties were $251 million and $381 million, respectively, and income before taxes was $33 million and $38 million, respectively. We recognized a gain, net of tax, of $19 million and $52 million for 2005 and 2004, respectively, on the disposition of these hotels.

Liquidity and Capital Resources

Cash Requirements

We use cash for acquisitions, capital expenditures, debt payments, operating costs, corporate and other expenses and dividends to stockholders. As a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gain) to our stockholders in the form of dividends. Funds used to make these dividends are provided from Host LP. Our sources of cash are cash from operations, proceeds from the sale of assets, borrowing under our credit facility and our ability to obtain additional financing through various capital markets. We depend primarily on external sources of capital to finance future growth, including acquisitions.

Cash Balances.    As of December 31, 2006, we had $364 million of cash and cash equivalents, which was an increase of $180 million from December 31, 2005. Approximately $133 million of the December 31, 2006 cash balance was used to pay our fourth quarter dividends in January 2007. As a result of the current operating environment and the flexibility and capacity provided by our credit facility, we would be comfortable with reducing our cash balances closer to the $100 million to $150 million level that we have historically maintained.

Approximately $84 million of mortgage debt was prepaid prior to its maturity in 2006. Principal amortization of mortgage debt totaled approximately $59 million for 2006. Approximately $215 million of mortgage debt matures in 2007, $88 million of which was refinanced in the first quarter of 2007 with a $134 million, 5.55% loan that does not require principal amortization. An additional $54 million of principal amortization is expected in 2007.

We also expect to repay a mortgage secured by four hotels for $190 million in October 2007, at which time the interest rate on the loan substantially increases and all excess cash flow is used to pay down the mortgage. We believe we have sufficient cash or availability under our line of credit to deal with our near-term maturities, as well as any unexpected decline in the cash flow from our business.

On December 28, 2006, we borrowed approximately $250 million under our credit facility to retire the Series G senior notes. We repaid $75 million of the draw in January 2007 and, as a result, have $400 million of availability under our credit facility. We expect to repay the amounts outstanding under the credit facility with the proceeds from asset sales, debt refinancings and available cash during the first quarter of 2007.

Acquisitions and Dispositions.    On April 10, 2006, we acquired 25 domestic hotels and three foreign hotels from Starwood. For the 28 hotels included in the initial closing, the total consideration paid by Host to Starwood and its stockholders included the issuance of $2.27 billion of equity (133,529,412 shares of Host common stock) to Starwood stockholders, the assumption of $77 million in debt and the cash payment of approximately $750 million, which includes closing costs. An exchange price of Host common stock of $16.97 per share was calculated based on guidance set forth in Emerging Issues Task Force Issue No. 99-12, as the average of the closing prices of Host common stock during the range of trading days from two days before and after the November 14, 2005 announcement date.

We entered into the European Joint Venture to acquire hotels in Europe with ABP and GIC RE. Host LP is a limited partner and also serves as the general partner of the European Joint Venture. The percentage interest of the parties in the European Joint Venture is 19.9% for ABP, 48% for GIC RE and 32.1% for Host LP (including its limited and general partner interests). The initial term of the European Joint Venture is ten years subject to two one-year extensions with partner approval. As of December 31, 2006, the European Joint Venture owns seven hotels in four countries. We have invested approximately €106 million ($137 million) in the European Joint Venture, which includes the contribution of the Sheraton Warsaw Hotel & Towers on May 2, 2006, which was acquired from Starwood on April 10, 2006. Under the partnership agreement, if the European Joint Venture is fully funded, our total contribution is expected to be approximately €171 million, or an additional €65 million ($86 million).

In addition to the acquisition of the Starwood portfolio and the properties included in the European Joint Venture, we acquired The Westin Kierland Resort & Spa in Scottsdale, Arizona for approximately $393 million, which includes the assumption of a $135 million mortgage. We also completed the sale of seven properties during 2006 for total proceeds of approximately $800 million and recorded gains on the dispositions of approximately $416 million, net of tax. A portion of the proceeds was used to fund the acquisition of the Starwood portfolio. For 2007, we expect to complete the sale of an additional $100 million to $300 million of non-core assets in addition to the $333 million of sales completed in the first quarter of 2007. We would also expect to complete a similar amount of acquisitions during the year.

We may acquire additional properties through various structures, including transactions involving portfolios, single assets, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs or similar real estate entities. We anticipate that our acquisitions will be financed through a combination of methods, including proceeds from sales of properties from our existing portfolio, the incurrence of debt, available cash, advances under our credit facility, proceeds from equity offerings of Host, or issuance of OP units by Host LP. Additionally, the number of potential acquirers for individual hotel properties has increased due to the improvement of both the capital markets and the lodging industry and, as a result, the cost of acquiring properties has increased.

Debt Repayments and Refinancings.    We seek to maintain a capital structure and liquidity profile with an appropriate balance of debt and equity to provide financial flexibility given the inherent volatility in the lodging industry, the debt capacity to buy assets in a downturn in the lodging cycle and the ability to continue to pay common stock dividends in the event that operations decline.

During 2006, we took advantage of the strong capital markets to reduce our leverage, improve our interest coverage and maintain a balanced maturity schedule. We issued the 6 3/4% Series P senior notes due in 2016 and 6 7/8% Series R senior notes due in 2014 for total proceeds of approximately $1.3 billion (both of which were subsequently exchanged for Series Q senior notes and Series S senior notes, respectively, that are registered under the Securities and Exchange Act of 1933 and, therefore, are freely transferable by the holders). We used the proceeds to fund a portion of our acquisitions, redeem the $150 million 10% Class C preferred stock, repay the remaining $136 million of 7 7/8% Series B senior notes, which were due in August 2008, and repay the $450 million 9 1/2% Series I senior notes, which were due in January 2007. Additionally, in December 2006, we drew approximately $250 million on our credit facility, which currently has a floating rate of interest at LIBOR plus 2% (7.38% at December 31, 2006), and, with available cash, repaid the $242 million, 9 1/4% Series G senior notes, which were due in October 2007, and the related prepayment costs. During the year, we also assumed approximately $212 million of mortgage debt in conjunction with hotel acquisitions and issued $116 million of mortgage debt that is secured by our four Canadian hotels. We also repaid an additional $84 million of mortgage debt related to the Boston Marriott Copley Place. In the first quarter of 2006, we also converted to common stock or redeemed for cash the remaining $387 million of Convertible Subordinated Debentures. The remaining proceeds of the senior note and mortgage debt issuances were used for the asset acquisitions described above and for general corporate purposes. While the net effect of these transactions resulted in a net increase in our debt balances of approximately $508 million, we increased our stockholders’ equity balance by approximately $2.8 billion during 2006, primarily through the issuance of common stock as part of the acquisition of the Starwood portfolio and through the conversion of our Convertible Subordinated Debentures. Additionally, in February of 2007, we refinanced the $88 million 8.58% mortgage loan on the Harbor Beach Marriott Resort and Spa and obtained a $134 million, seven year mortgage with a 5.55% interest rate and no principal amortization. The excess proceeds will likely be used for ROI/repositioning and value enhancement capital expenditures at the property.

We may continue to redeem or refinance senior notes and mortgage debt from time-to-time to take advantage of favorable market conditions. We may purchase senior notes for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted share because of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Specifically, interest expense includes $17 million and $30 million for 2006 and 2005, respectively, for the call premiums, the acceleration of deferred financing costs and original issue discounts and the termination of related swap agreements associated with debt prepayments.

Capital Expenditures.    During 2006, our renewal and replacement capital expenditures were approximately $275 million, an increase of $33 million over the amount we spent in 2005. Our renewal and replacement capital expenditures are generally funded by the furniture, fixture and equipment funds established at most of our hotels (typically funded with approximately 5% of property revenues) and by our available cash. We expect to spend approximately $300 million to $315 million for renewal and replacement capital expenditures in 2007.

In 2006, we also spent approximately $255 million on ROI/repositioning projects, an increase of $148 million over the amount we spent in 2005. These projects include work performed on the development of an exhibit hall for the Orlando Marriott World Center hotel, where we expect to invest a total of approximately $70 million and a major rooms repositioning, meeting space expansion and the repositioning of the food and beverage platform at the Atlanta Marriott Marquis, where we intend to spend approximately $81 million. ROI/repositioning projects have historically generated strong returns and, in 2007, we expect to spend approximately $325 million to $335 million on such investments.

Sources and Uses of Cash

Cash Provided by Operations.    Our cash provided by operations for 2006 increased $367 million to $881 million from $514 million in 2005 due primarily to the increase in operating profit in 2006.

Cash Used in Investing Activities.    Cash used in investing activities for 2006 increased by $424 million to $855 million when compared to 2005. The primary use of cash in investing activities was the acquisition of the Starwood portfolio. During the year, we also contributed approximately $78 million of cash to the European Joint Venture for its purchase of five hotels from Starwood and the Hotel Arts Barcelona. We also contributed the Sheraton Warsaw Hotel & Towers to the European Joint Venture as part of our initial investment.

During January 2007, we sold four properties for total proceeds of approximately $119 million: the Sheraton Providence Airport Hotel, the Sheraton Milwaukee Brookfield Hotel and the Capitol Hill Suites, Washington, D.C. were acquired as part of the Starwood portfolio in 2006. The fourth hotel, the Marriott Mountain Shadows Resort, has been closed since the fourth quarter of 2004 and was sold as part of our value enhancement strategy. Proceeds from the sales were used to repay $75 million of our credit facility and for general corporate purposes. During February 2007, we sold the Fairview Park Marriott for total proceeds of approximately $109 million. The net proceeds from any dispositions have been, or will be, used to repay debt, including amounts outstanding under our credit facility, fund acquisitions or ROI/repositioning projects or for other general corporate purposes.

The following table summarizes significant investing activities that have been completed since the beginning of fiscal year 2005 (in millions):

Transaction Date		Description of Transaction	(Investment) Sale Price
Acquisitions
September	2006	Purchase of The Westin Kierland Resort & Spa(1)	$(393)
July	2006	Investment in European Joint Venture(2)	(61)
May/June	2006	Investment in European Joint Venture(3)	(72)
April	2006	Purchase of 28 hotels from Starwood(4)	(3,070)
September	2005	Purchase of the 834-room Hyatt Regency Washington on Capitol Hill in Washington, D.C.	(274)

		Total acquisitions	$(3,870)

Dispositions
February	2007	Sale of the Fairview Park Marriott	$109
January	2007	Sale of Sheraton Milwaukee Brookfield Hotel	28
January	2007	Sale of Sheraton Providence Airport Hotel	10
January	2007	Sale of Capitol Hill Suites	39
January	2007	Sale of Marriott Mountain Shadows Resort	42
September	2006	Sale of The Ritz-Carlton, Atlanta	80
September	2006	Sale of Detroit Marriott Livonia	21
March	2006	Sale of Swissôtel The Drake, New York	440
February	2006	Sale of Marriott at Research Triangle Park	28
February	2006	Sale of Chicago Marriott Suites Deerfield	27
January	2006	Sale of Albany Marriott	58
January	2006	Sale of Fort Lauderdale Marina Marriott	146
October	2005	Sale of Charlotte Marriott Executive Park	21
March	2005	Sale of 85% of our interest in CBM Joint Venture LLC	92
January	2005	Sale of Torrance Marriott	62
January	2005	Sale of Hartford Marriott at Farmington, Tampa Westshore Marriott and Albuquerque Marriott(5)	66

		Total dispositions	$1,269

(1)	Investment price includes assumption of $135 million of mortgage debt.

(2)	During the third quarter of 2006, we invested approximately $61 million, or €46 million, in the European Joint Venture to fund a portion of the acquisition of the Hotel Arts Barcelona.
(3)	Investment price includes the contribution of the Sheraton Warsaw Hotel & Towers valued at $59 million on May 2, 2006, which was acquired from Starwood on April 10, 2006, and cash to the European Joint Venture.
(4)	Investment price includes the assumption of $77 million of mortgage debt and the issuance of $2.27 billion of Host common stock (representing approximately 133.5 million shares of Host common stock) and excludes transaction expenses.
(5)	Sale price includes the assumption by the buyer of $20 million of mortgage debt.

Cash Provided by/Used in Financing Activities.    Cash provided by financing activities, net, was $154 million for 2006 and cash used in financing activities, net, was $246 million for 2005. During 2006 and 2005, cash provided by financing activities included the issuance of debt securities and draws on the credit facility for approximately $1.6 billion and $658 million, respectively, net of financing costs. Cash used in financing activities in 2006 and 2005 primarily consisted of debt prepayments of approximately $913 million and $631 million, respectively, and the redemption of $150 million and $100 million of preferred stock, respectively. In connection with the redemptions of senior notes in 2006 and the redemptions of senior notes and mortgage debt in 2005, we paid premiums and interest rate swap termination payments totaling approximately $15 million and $27 million, respectively. These amounts exclude non-cash charges of $2 million and $3 million, respectively, for the acceleration of deferred financing costs and original issue discounts.

During 2006, we increased our common stock dividend payments by $189 million to $291 million due to our strong growth in operations that resulted in an increase in taxable income. We also paid $18 million of dividends on our preferred stock, which declined by $12 million when compared to 2005 due to the redemption of $150 million of our 10% Class C preferred stock in May 2006 and $100 million of our 10% Class B preferred stock in May 2005.

The table below summarizes significant debt (net of deferred financing costs) and equity transactions since January 2005 (not including the conversions of our Convertible Subordinated Debentures in 2005 and 2006 into 30.8 million common shares or the approximately 133.5 million shares of Host common stock issued in the Starwood acquisition, as these are non-cash transactions) (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Debt
February	2007	Proceeds from 5.55% Harbor Beach Marriott mortgage refinancing	$134
February	2007	Repayment of 8.58% Harbor Beach mortgage	(88)
January	2007	Repayment of the Credit Facility	(75)
December	2006	Draw on the Credit Facility	250
December	2006	Redemption of 9 1/4% Series G senior notes	(242)
December	2006	Redemption of 9 1/2% Series I senior notes	(450)
November	2006	Proceeds from the issuance of 6 7/8% Series R senior notes(1)	490
September	2006	Assumption of mortgage debt on The Westin Kierland Resort & Spa	135
June	2006	Repayment of 8.39% mortgage on the Boston Marriott Copley Place	(84)
May	2006	Redemption of the remaining 7 7/8% Series B senior notes	(136)
April	2006	Assumption of mortgage debt from Starwood	77
April	2006	Redemption of outstanding Convertible Preferred Securities	(2)
March	2006	Proceeds from the issuance of 6 3/4% Series P senior notes(1)	787
January	2006	Proceeds from the issuance of 5.195% Canadian mortgage loan	116
January	2006	Repayment of the Credit Facility	(20)
November	2005	Repayment of the Credit Facility	(80)
October	2005	Draw on the Credit Facility	100
October	2005	Prepayment of the 6.7% Canadian mortgage loan(2)	(19)
May	2005	Prepayment of the 9% mortgage debt on two Ritz-Carlton hotels	(140)
April	2005	Discharge of the remaining 8 3/8% Series E senior notes	(20)
April	2005	Partial redemption of 7 7/8% Series B senior notes	(169)
March	2005	Partial redemption of 8 3/8% Series E senior notes	(280)
March	2005	Proceeds from the issuance of 6 3/8% Series N senior notes	639
January	2005	8.35% mortgage on the Hartford Marriott at Farmington assumed by buyer	(20)
2006/2005		Principal amortization	(117)

		Net debt transactions	$786

Equity
May	2006	Redemption of 5.98 million shares of 10% Class C preferred stock	$(151)
May	2005	Redemption of 4 million shares of 10% Class B preferred stock	(101)

		Net equity transactions	$(252)

(1)	The Series R senior notes were exchanged for Series S senior notes in February 2007. The Series P senior notes were exchanged for Series Q senior notes in August 2006.
(2)	The Canadian mortgage had floating interest rate based on LIBOR plus 275 basis points. The interest rates shown reflect the rate as of the date of the transactions.

Financial Condition

As of December 31, 2006, our total debt was $5.9 billion with a weighted average interest rate of approximately 6.8% and a weighted average maturity of 5.9 years. Approximately 94% of our debt has a fixed rate of interest.

As of December 31, 2006 and 2005, our debt was comprised of (in millions):

	December 31, 2006	December 31, 2005
Series B senior notes, with a rate of 7 7/8% due August 2008(1)	$—	$136
Series G senior notes, with a rate of 9 1/4% due October 2007(1)(2)	—	236
Series I senior notes, with a rate of 9 1/2% due January 2007(1)(3)	—	451
Series K senior notes, with a rate of 7 1/8% due November 2013	725	725
Series M senior notes, with a rate of 7% due August 2012	347	346
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	—
Series R senior notes with a rate of 6 7/8% due November 2014(4)	496	—
Exchangeable Senior Debentures, with a rate of 3.25% due April 2024	495	493
Senior notes, with an average rate of 9.7%, maturing through May 2012	13	13

Total senior notes	3,526	3,050
Credit Facility(5)	250	20
Mortgage debt (non-recourse) secured by $3.3 billion of real estate assets, with an average interest rate of 7.5% and 7.8% at December 31, 2006 and 2005, respectively, maturing through December 2023	2,014	1,823
Convertible Subordinated Debentures, with a rate of 6 3/4% due December 2026	—	387
Other	88	90

Total debt	$5,878	$5,370

(1)	We redeemed all remaining Series B, Series G and Series I senior notes during 2006.
(2)	Includes the fair value of interest rate swap agreement of $(6) million as of December 31, 2005.
(3)	Includes the fair value of an interest rate swap agreement of $1 million as of December 31, 2005.
(4)	The Series R senior notes were exchanged for Series S senior notes in February 2007.
(5)	On January 17, 2007, we repaid $75 million of the credit facility with proceeds from the sale of assets.

Senior Notes

General.    The following summary is a description of the material provisions of the indentures governing our various senior notes issues by Host LP, which we refer to collectively as the senior notes indenture. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host LP’s unsubordinated indebtedness and senior to all subordinated obligations of Host LP. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and currently are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. As with the prior facility, the pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. We pay interest on each series of our outstanding senior notes semi-annually in arrears at the respective annual rates indicated on the table above.

Restrictive Covenants.    Under the terms of the senior notes indenture, our ability to incur indebtedness and pay dividends is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x by Host LP. Effective with the redemption of the Series G senior notes in December 2006, Host LP is able to make distributions to enable Host to pay dividends on its preferred stock under the senior notes indenture when our EBITDA-to-interest coverage ratio is above 1.7 to 1.0. This ratio is calculated in accordance with our senior notes indenture and excludes from interest expense items such as interest on our Convertible Subordinated Debentures, call premiums and deferred financing charges that are included in interest expense on our consolidated statement of operations. Additionally, the calculation is based on our pro forma results for the four prior fiscal quarters giving effect to transactions, such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Other covenants limiting our ability to incur indebtedness and pay dividends include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate values) and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may pay preferred or common dividends and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. Our senior notes indenture also imposes restrictions on customary matters, such as limitations on capital expenditures, acquisitions, investments, transactions with affiliates and the incurrence of liens.

Exchangeable Senior Debentures.    On March 16, 2004, we issued $500 million of 3.25% Exchangeable Senior Debentures (the “Debentures”) and received proceeds of $484 million, net of underwriting fees and expenses and an original issue discount. These debentures were issued under our senior notes indenture, and are the only series of senior notes that are exchangeable into common stock. The Debentures mature on April 15, 2024 and are equal in right of payment with all of our unsubordinated debt. We can redeem for cash all, or part of, the Debentures at any time subsequent to April 19, 2009 upon 30 days notice at the applicable redemption price as set forth in the indenture. If we elect to redeem the debentures and the trading price of our common stock exceeds the cash redemption price on a per share basis, we would expect holders to elect to exchange their debentures for common stock rather than receive the cash redemption price. Holders have the right to require us to repurchase the Debentures on April 15, 2010, April 15, 2014 and April 15, 2019 at the issue price. Holders may exchange their Debentures prior to maturity under certain conditions, including at any time at which the closing sale price of the common stock is more than 120% of the exchange price per share, for at least 20 of 30 trading days. Because this condition has currently been satisfied, the Debentures are exchangeable into shares of common stock at a rate of 58.0682 shares for each $1,000 of principal amount of the debentures, or a total of approximately 29 million shares, which is equivalent to an exchange price of $17.22 per share of common stock. The exchange rate is adjusted under certain circumstances, including the payment of common dividends.

The Debentures will remain exchangeable until July 1, 2007 (the last day of the current exchange period). The Debentures will remain exchangeable after April 9, 2007, if the trading price of Host common stock continues to exceed 120% of the exchange price for 20 out of the 30 trading days during the related exchange period or if other conditions for exchange are satisfied.

Credit Facility

General.    On September 10, 2004, we entered into an amended and restated credit facility. The credit facility provides aggregate revolving loan commitments in the amount of $575 million. The credit facility also includes sub-commitments for the issuance of letters of credit in an aggregate amount of $10 million and loans to certain of our Canadian subsidiaries in Canadian Dollars in an aggregate amount of $150 million. The credit facility has an initial scheduled maturity in September 2008. We have an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. We also have the option to increase the amount of the credit facility by up to $100 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender for such amount. Currently, we have $175 million outstanding under our credit facility.

The debt under the amended credit facility is guaranteed by certain of our existing subsidiaries and currently is secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit our credit facility as well as the notes outstanding under our senior notes indenture, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility.

The pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters, as noted above. Since we are currently below the 6.0x leverage ratio, we have the right to release all pledges and have exercised this right for pledges of capital stock that otherwise would have been required subsequent to October 2005. We may in the future exercise this right with pledges in place as of October 2005. In the event our leverage ratio subsequently exceeds 6.0x for two consecutive quarters, we will be required to reinstate the pledges.

Dual Tranche Structure.    The revolving loan commitment under the amended credit facility is divided into two separate tranches: (1) a Revolving Facility a tranche of $385 million and (2) a Revolving Facility B tranche of $190 million. Subject to compliance with the facility’s financial covenants, amounts available for borrowing under Revolving Facility A vary depending on our leverage ratio, with $385 million being available when our leverage ratio is less than 6.5x, $300 million being available when our leverage ratio equals or exceeds 6.5x but is less than 6.75x, $150 million being available when our leverage ratio equals or exceeds 6.75x but is less than 7.0x, and no amounts being available when our leverage ratio equals or exceeds 7.0x. By contrast, the entire amount of Revolving Facility B is available for borrowing at any time that our unsecured interest coverage ratio equals or exceeds 1.5x and our leverage ratio does not exceed levels ranging from 7.5x to 7.0x. Specifically, prior to the end of our third quarter of 2007, we are permitted to make borrowings and maintain amounts outstanding under Revolving Facility B so long as our leverage ratio is not in excess of 7.5x; the maximum leverage ratio applicable to Revolving Facility B is then reduced to 7.25x from the end of the third quarter of 2007 until the day prior to end of our third quarter of 2008, and is reduced to 7.0x thereafter.

Financial Covenants.    We are subject to different financial covenants depending on whether amounts are borrowed under Revolving Facility A or Revolving Facility B, and we are permitted to convert amounts borrowed under either tranche into amounts borrowed under the other tranche. While the financial covenants applicable under Revolving Facility A are generally comparable to those contained in our prior facility (including covenants for leverage, fixed charge coverage and unsecured interest coverage), the financial covenants applicable to Revolving Facility B are limited to leverage and unsecured interest coverage, and are set at less restrictive levels than the corresponding covenants applicable to Revolving Facility A. As a result of this structure, we have gained flexibility to make and maintain borrowings in circumstances where adverse changes to our financial condition could have prohibited the maintenance of borrowings under the prior facility. The financial covenants for the Revolving Facility A and Revolving Facility B do not apply when there are no borrowings under the respective tranche. Hence, so long as there are no amounts outstanding we are not in default of the credit facility if we do not satisfy the financial covenants and we do not lose the potential to draw under the amended credit facility in the future if we were ever to come back into compliance with the financial covenants. We are in compliance with all our covenants as of December 31, 2006.

The following table summarizes the financial tests contained in the credit facility:

	Facility A—Financial Covenant Levels
Year	Minimum unsecured interest coverage ratio	Maximum leverage ratio	Minimum fixed charge coverage ratio
2006	1.50	6.75	1.00
2007	1.55	6.50	1.05
2008	1.65	6.00	1.10
Thereafter	1.75	5.75	1.15

	Facility B—Financial Covenant Levels
Quarter	Minimum unsecured interest coverage ratio	Maximum leverage ratio
2006 to Second Quarter 2007	1.50	7.50
Third Quarter 2007 to Second Quarter 2008	1.50	7.25
Thereafter	1.50	7.00

Interest and Fees.    We pay interest on borrowings under the Revolving Facility A at floating interest rates plus a margin (which, in the case of LIBOR-based borrowings, ranges from 2.00% to 3.00%) that is set with reference to our leverage ratio. Borrowings under Revolving Facility B are subject to a margin that is 0.5% higher than the corresponding margin applicable to Revolving Facility A borrowings and .75% higher when our leverage ratio is greater than 7.0x. To the extent that amounts under the amended credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment.

Other Covenants.    Our amended credit facility imposes restrictions on customary matters that were also restricted in our prior facility, such as limitations on capital expenditures, acquisitions, investments, the incurrence of debt and the payment of dividends. While such restrictions are generally similar to those contained in our prior facility, we have modified certain covenants to become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments and dividends will be replaced by the generally less restrictive corresponding covenants in our senior notes indenture. We are in compliance with all of our debt covenants as of December 31, 2006.

Mortgage and Other Debt

General.    As of December 31, 2006, we had 29 assets that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets except in instances of fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2006, secured debt represented approximately 34% of our total debt and our aggregate secured debt had an average interest rate of 7.5% and an average maturity of 4.1 years. Certain of these assets are secured by mortgage debt that contains restrictive covenants that require the mortgage servicer or lender to retain and hold in escrow the cash flow after debt service when it declines below specified operating levels. Currently, all of the specified operating levels have been met and, therefore, no cash is being held in escrow under these restrictive covenants.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2006 (in millions):

	Balance as of December 31, 2006	2007	2008	2009	2010	2011	Thereafter
Mortgage Debt
CMBS Loan, 7.60%, due 8/1/2009(1)	$522	$24	$28	$470	$—	$—	$—
Orlando Marriott World Center, 7.48%, due 1/1/2008	214	4	210	—	—	—	—
Host Hotel Properties II, 8.22%, due 10/11/2017(2)(3)	198	10	8	9	10	11	150
San Diego Marriott Hotel and Marina, 8.45%, due 7/1/2009	180	3	3	174	—	—	—
Atlanta Marriott Marquis, 7.4%, due 2/11/2023(4)	137	4	4	5	5	5	114
The Westin Kierland, 5.08% due 12/1/2009	133	—	—	133	—	—	—
Harbor Beach Marriott Resort and Spa, 8.58%, due 3/1/2007(5)	88	88	—	—	—	—	—
JW Marriott Washington, D.C., 6.5%, due 9/15/2006(6)	88	88	—	—	—	—	—
Desert Springs, a JW Marriott Resort and Spa, 7.8%, due 12/11/2022(4)	86	3	3	3	3	4	70
Philadelphia Marriott Downtown, 8.49%, due 4/1/2009	77	2	2	73	—	—	—
The Westin Tabor Center, 8.51% due 12/11/2023	45	1	1	1	1	2	39
Other mortgage debt(7)	246	35	40	21	1	110	39

Total mortgage debt	2,014	262	299	889	20	132	412

Other Debt
Philadelphia Airport Marriott industrial revenue bonds, 7 3/4%,due 12/1/2017	40	—	—	—	—	—	40
Capital leases and other(8)	48	—	—	—	—	—	48

Total other debt	88	—	—	—	—	—	88

Total mortgage and other debt	$2,102	$262	$299	$889	$20	$132	$500

(1)	This mortgage debt is secured by eight hotel properties and has certain restrictive covenants. In conjunction with the sale of the Swissôtel, The Drake in 2006, the Hyatt Regency Washington was substituted as collateral under the loan.
(2)	This mortgage debt is secured by first mortgages on three hotels, as well as a pledge of our limited partnership interest in the Santa Clara Partnership.
(3)	Beginning in 2007, the interest rate on this loan increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnership is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented in this table is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(4)	Beginning in 2010, the interest rate on these loans increases a minimum of 200 basis points and all excess cash (as defined in the loan agreement) generated by the partnerships that own these two properties is applied to principal; however, the loans can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(5)	This mortgage debt was refinanced on February 8, 2007. The new debt has a fixed interest rate of 5.55% and matures in 2014 with no principal amortization required over the term of the loan.
(6)	This floating rate mortgage is based on LIBOR plus 2.10%. The rate shown is as of December 31, 2006. Also, this mortgage has an interest rate cap derivative with a maximum rate of 8.1%. During August 2006, we exercised the second of three one-year extension options under the loan agreement. Certain requirements must be met in order to exercise the third one-year option.
(7)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 6.8% at December 31, 2006 and mature through 2022.
(8)	Capital leases and other consist of three loans with an average interest rate of 7.1% that mature through 2016, and capital leases with varying interest rates and maturity dates.

Credit Ratings

Currently, we have approximately $3.5 billion of senior notes outstanding and $100 million of preferred stock that are rated by Moody’s Investors Service, Standard & Poor’s and Fitch Ratings. Standard & Poor’s rating on our senior debt is BB and the rating on our preferred stock is B. Moody’s rating on our senior notes debt is Ba1 and our preferred stock is Ba2. Fitch’s rating on our senior notes debt is BB. If our operations or our credit ratios were to decline, the ratings on our securities could be reduced. If we were unable to subsequently improve our credit ratings, our cost to issue additional senior notes, either in connection with a refinancing or otherwise, or additional preferred stock would likely increase.

Dividend Policy

Host is required to distribute at least 90% of its annual taxable income, excluding net capital gain, to its stockholders to qualify as a REIT, including taxable income recognized for tax purposes but with regard to which we do not receive corresponding cash. Funds used by Host to pay dividends on its common and preferred stock are provided through distributions from Host LP. For every share of common and preferred stock of Host, Host LP has issued to Host a corresponding common OP unit and preferred OP unit. As of February 23, 2007, Host is the owner of substantially all of the preferred OP units and approximately 96.5% of the common OP units. The remaining 3.5% of the common OP units are held by various third-party limited partners.

Investors should take into account the 3.5% minority position in Host LP common OP units when analyzing common and preferred dividend payments by Host to its stockholders, as these holders share, on a pro rata basis, in amounts being distributed by Host LP to holders of its corresponding common and preferred OP units. When Host pays a common or preferred dividend, Host LP pays an equivalent per unit distribution on all common or corresponding preferred OP units. For example, if Host paid a $1 per share dividend on its common stock, it would be based on payment of a $1 per unit distribution by Host LP to Host, as well as to other common OP unit holders.

Host’s current policy on common dividends is generally to distribute 100% of its annual taxable income. Going forward, Host intends to pay a regular quarterly dividend of $0.20 per share, and, in addition, to declare a special dividend during the fourth quarter, the amount of which will vary depending on Host’s level of taxable income. Host currently intends to continue paying dividends on its preferred stock, regardless of the amount of taxable income, unless contractually restricted. The amount of any dividends will be determined by Host’s Board of Directors.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements

We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2006, we are party to the following material off-balance sheet arrangements:

Unconsolidated Investments.    We have invested approximately €106 million in the European Joint Venture with ABP and GIC RE to acquire hotels located in Europe. Under the agreement, the aggregate size of the European Joint Venture can increase to approximately €533 million of equity (of which approximately €171 million would be contributed by Host LP) and, once all funds have been invested, would be approximately €1.5 billion of assets. The European Joint Venture currently has €621 million of debt outstanding, none of which is recourse to Host.

As of December 31, 2006, the aggregate size of the European Joint Venture was approximately €1.0 billion ($1.3 billion), including total capital contributions of approximately €332 million ($425 million), of which a total of approximately €106 million ($137 million) was from the contribution by us of cash and the Sheraton Warsaw

Hotel & Towers, which we acquired on April 10, 2006. In connection with the European Joint Venture, the partners agreed that they would not make investments that are consistent with the European Joint Venture’s investment parameters for a period of two years (three years in the case of Host) or until at least 90% of its committed capital is called or reserved for use prior to such date.

We also have other unconsolidated investments with a total of $839 million in debt with various partners. For additional detail, see Note 3, “Investments in Affiliates,” and Note 7, “Leases,” in the accompanying consolidated financial statements.

Tax Sharing Arrangements.    Under tax sharing agreements with former affiliated companies (such as Marriott International, HMS Host and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a material tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host and Host LP, Host LP is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host, as well as any liabilities the IRS may successfully assert against Host. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements.    For reasons relating to federal and state income tax considerations of the former and current owners of five hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. These agreements require that we indemnify the owners for their tax consequences resulting from our selling the hotel or refinancing the mortgage debt during the period under the agreement. We also have agreed not to sell more than 50% of the original allocated value attributable to a portfolio of 11 additional hotels, or to take other actions that would result in the recognition and allocation of gain to the former owners of such hotels for income tax purposes. Because the timing of these potential transactions is within our control, we believe that the likelihood of any material indemnification to be remote and, therefore, not material to our financial statements. On average, these restrictions will generally expire, or cease to be significant, in 2009.

Guarantees.    We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

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We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $27 million as of December 31, 2006.

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In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

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In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $14 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations

The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases, projected capital expenditures and other long-term liabilities, each as of December 31, 2006 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations(1)	$7,671	$653	$2,100	$1,158	$3,760
Capital lease obligations	3	1	2	—	—
Operating lease obligations(2)	1,583	119	228	196	1,040
Purchase obligations(3)	401	300	101	—	—
Other long-term liabilities reflected on the balance sheet(4)	2	—	—	—	2

Total	$9,660	$1,073	$2,431	$1,354	$4,802

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate for both fixed and variable debt. For variable rate debt, we have used the applicable percentage interest rate as of December 31, 2006.
(2)	Future minimum lease payments have not been reduced by aggregate minimum sublease rentals from restaurants and the HPT subleases of approximately $12 million and $420 million, respectively, payable to us under non-cancelable subleases.
(3)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years and some of the 2007 amount reflects prior year contracts that were deferred or not completed. See “Capital Expenditures.”
(4)	The amounts shown include deferred management fees. Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel, and, is therefore, not determinable.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

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Purchase Price Allocations to Hotels.    Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Any remaining unallocated acquisition costs would be treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Identifiable intangible assets are typically contracts including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

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Impairment testing.    We are required by GAAP to record an impairment charge when we believe that one or more of our hotels has been impaired, whereby, future undiscounted cash flows for the hotel would be less than the net book value of the hotel. For impaired assets, we record an impairment charge when a property’s fair value is less than its net book value. We test for impairment in several situations, including when current or projected cash flows are less than historical cash flows, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, as well as whenever an asset is classified as “held for sale” or events or changes in circumstances indicate that a hotel’s net book value may not be recoverable. In the evaluation of the impairment of our hotels, we make many assumptions and estimates, including:

•	projected cash flows

•	holding period

•	expected useful life

•	future capital expenditures

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

Changes in these estimates, assumptions, future changes in economic conditions, or property-level results could require us to record additional impairment charges, which would be reflected in operations in the future.

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Classification of Assets as “Held for Sale.”    Our policy for the classification of a hotel as held for sale is intended to ensure that the sale of the asset is probable, will be completed within one year and that actions required to complete the sale are unlikely to change or that the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we will typically classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	our Board of Directors has approved the sale (to the extent the dollar amount of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant financing contingencies exist which could cause the transaction not to be completed in a timely manner.

To the extent a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss. See the discussion above concerning the use of estimates and judgments in determining fair values for impairment tests.

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Depreciation and Amortization Expense.    Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

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Valuation of Deferred Tax Assets.    We have approximately $97 million, net of a valuation allowance of $22 million, of consolidated deferred tax assets as of December 31, 2006. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $97 million of deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

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Valuation of Derivative Contracts.    We had three interest rate swap agreements which were terminated during 2006. Our interest rate swap agreements were designated as fair value hedges, as described in Note 1 to our consolidated financial statements. We also have an interest rate cap agreement that is fair valued each quarter and the increase or decrease in fair value is recorded in net income (loss). We estimate the fair value of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted expected cash payments. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate from year to year based on changing levels of interest and exchange rates and shortening terms to maturity. The fair value of the interest rate cap at December 31, 2006 and its effect on net income was immaterial during 2006.

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Stock Compensation.    We recognize costs resulting from our share-based payment transactions in our financial statements over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity classified awards or liability classified awards. The classification of our restricted stock awards as either an equity award or a liability award is primarily based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. The value of these restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service. All restricted stock awards to senior executives have been classified as liability awards, primarily due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. Restricted stock awards to our upper-middle management have been classified as equity awards as these awards do not have the optional tax withholding feature.

We utilize a simulation, or Monte Carlo, model to determine the fair value of our restricted stock awards classified as liability awards. The utilization of this model requires us to make certain estimates related to the volatility of the share price of our common stock, risk-free interest rates, the risk profile of our common shares compared to our peer group and the amount of our awards expected to be forfeited. We have recorded approximately $33 million of compensation expense related to our share-based payment awards during 2006.

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Consolidation Policies.    Judgment is required with respect to the consolidation of partnership and joint venture entities in the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. Currently, we have investments in entities that own hotel properties and other investments which we record using the equity method of accounting. These entities are considered to be voting interest entities. The debt on these investments is non-recourse to us and the effect of their operations on our results of operations is not material. While we do not believe we are required to consolidate any of our current partnerships or joint ventures, if we were required to do so, then all of the results of operations and the assets and liabilities would be included in our financial statements.

Application of New Accounting Standards

In July 2006, the FASB issued FASB Interpretation Number 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. The Company must determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement No. 109, Accounting for Income Taxes. We will adopt the provisions of this statement beginning in the first quarter of 2007. The cumulative effect of applying the provisions of FIN 48 will be reported as an increase to the opening balance of retained earnings on January 1, 2007 of approximately $11 million.

Comparable Hotels Operating Statistics

We discuss operating results for our hotels on a comparable basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred significant property damage and business interruption or large scale capital improvements during these periods. The following discussion is of the sales results of our comparable hotels considering the mix of business (i.e. transient, group or contract), property type (i.e. urban, suburban, resort/convention or airport) and geographic region. See “Comparable Hotel Operating Statistics” for a complete description of our comparable hotels and further detail on these classifications. We also discuss the sales results of our hotels considering the mix of business (i.e., transit, group or contract).

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations for the entirety of the reporting periods being compared and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

Of the 128 hotels that we owned on December 31, 2006, 95 have been classified as comparable hotels. The operating results of the following hotels that we owned as of December 31, 2006 are excluded from comparable hotel results for these periods:

•	Marriott Mountain Shadows Resort and Golf Club (closed September 2004 and sold in the first quarter of 2007);

•	The Westin Kierland Resort & Spa (acquired in September 2006);

•	The 27 hotels acquired from Starwood on April 10, 2006 that we consolidated as of December 31, 2006 (three of which were sold in the first quarter of 2007);

•	Newport Beach Marriott Hotel & Spa (major renovation completed December 2005);

•	Hyatt Regency Washington on Capitol Hill, Washington, D.C. (acquired in September 2005);

•	Atlanta Marriott Marquis (major renovation started August 2005); and

•	New Orleans Marriott (property damage and business interruption from Hurricane Katrina in August 2005).

Additionally, the operating results of the 12 hotels we disposed of in 2006 and 2005 also are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our hotel properties, they exclude results for our non-hotel properties and other real estate investments.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent groupings generally recognized in the lodging industry.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Michigan, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Canada, Mexico and Chile.

Property types consist of the following:

•	Urban—Hotels located in primary business districts of major cities;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/convention—Hotels located in resort/convention destinations such as Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

Reporting Periods

For Consolidated Statement of Operations.    The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott, the manager of a significant percentage of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt and Starwood, report results on a monthly basis. Host, as a REIT, is required by federal income tax law to report results on a calendar year. As a result, we elected to adopt the reporting periods used by Marriott modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2007, 2006 and 2005. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2007		2006		2005
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 23	82	January 1—March 24	83	January 1—March 25	84
Second Quarter	March 24—June 15	84	March 25—June 16	84	March 26—June 17	84
Third Quarter	June 16—September 7	84	June 17—September 8	84	June 18—September 9	84
Fourth Quarter	September 8—December 31	115	September 9—December 31	114	September 10—December 31	113

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott, another consequence of our calendar is we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers using a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately 44% (based on total revenues) of our hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

For Hotel Operating Statistics and Comparable Hotel Results.    In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are always reported based on the reporting cycle used by Marriott for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year (except in the case of fourth quarters comprised of seventeen weeks (such as fiscal year 2002) versus sixteen weeks). This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results may differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2007		2006		2005
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	December 30—March 23	84	December 31—March 24	84	January 1—March 25	84
Second Quarter	March 24—June 15	84	March 25—June 16	84	March 26—June 17	84
Third Quarter	June 16—September 7	84	June 17—September 8	84	June 18—September 9	84
Fourth Quarter	September 8—December 28	112	September 9—December 29	112	September 10—December 30	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) Funds From Operations (FFO) per diluted share, and (ii) Comparable Hotel Operating Results. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

FFO Per Diluted Share

We present FFO per diluted share as a non-GAAP measure of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate FFO per diluted share for a given operating period as our FFO (defined as set forth below) for such period divided by the number of fully diluted shares outstanding during such period. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities, including the payment of preferred stock dividends, in accordance with NAREIT guidelines.

We believe that FFO per diluted share is a useful supplemental measure of our operating performance and that presentation of FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted share, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted share should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted share does not measure, and should not be used as a measure of, amounts that accrue directly to our stockholders’ benefit.

The following tables provide a reconciliation of net income available to common shareholders per share to FFO per diluted share (in millions, except per share amounts):

Reconciliation of Net Income Available to

Common Stockholders to Funds From Operations per Diluted Share

	Year ended December 31,
	2006			2005
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Net income available to common stockholders	$718	481.8	$1.49	$135	353.0	$.38
Adjustments:
Gain on dispositions, net	(416)	—	(.87)	(60)	—	(.17)
Amortization of deferred gains	(1)	—	—	(8)	—	(.02)
Depreciation and amortization	462	—	.96	371	—	1.05
Partnership adjustments	34	—	.07	10	—	.03
FFO of minority partners of Host LP	(30)	—	(.06)	(24)	—	(.07)
Adjustments for dilutive securities:
Assuming distribution of common shares granted under the comprehensive stock plan less shares assumed purchased at average market price	—	2.0	(.01)	—	2.5	(.01)
Assuming conversion of Exchangeable Senior Debentures	19	29.0	(.05)	19	28.1	(.04)
Assuming conversion of Convertible Subordinated Debentures	2	1.9	—	32	30.9	—

FFO per diluted share(a)(b)	$788	514.7	$1.53	$475	414.5	$1.15

(a)	FFO per diluted share in accordance with NAREIT is adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, those preferred OP units held by minority partners, convertible debt securities and other minority interests that have the option to convert their limited partnership interest to common OP units. No effect is shown for securities if they are anti-dilutive.
(b)	FFO per diluted share and earnings per diluted share for certain periods presented were significantly affected by certain transactions, the effect of which is shown in the table below (in millions, except per share amounts):

	Year ended December 31,
	2006		2005
	Net Income	FFO	Net Income	FFO
Non-recurring Starwood acquisition costs(1)	$(17)	$(17)	$—	$—
Senior notes redemptions and debt prepayments(2)	(22)	(22)	(34)	(34)
Preferred stock redemptions(3)	(8)	(8)	(4)	(4)
Gain on sale of CBM Joint Venture LLC interest(4)	—	—	41	—
Gain on hotel dispositions	416	—	19	—
Minority interest benefit (expense)(5)	(14)	2	(1)	2

Total	$355	$(45)	$21	$(36)

Per diluted share	$.73	$(.09)	$.06	$(.08)

(1)	Represents non-recurring costs incurred in conjunction with the acquisition of the Starwood portfolio that are required to be expensed under GAAP, including start-up costs, bridge loan fees and expenses and the Company’s portion of a foreign currency hedge loss by the European Joint Venture as the venture hedged a portion of its initial investment for the acquisition of six of its European hotels.
(2)	Represents call premiums, the acceleration of original issue discounts and deferred financing costs, the termination costs of interest rate swaps, as well as incremental interest during the call or prepayment notice period included in interest expense in the consolidated statements of operations. We recognized these costs in conjunction with the prepayment or refinancing of senior notes and mortgages during certain periods presented.

(3)	Represents the original issuance costs and incremental dividends during the redemption notice period associated with the redemption of the Class C preferred stock in 2006 and the redemption of the Class B preferred stock in 2005.
(4)	Represents the gain, net of tax, on the sale of 85% of our interest in CBM Joint Venture LLC.
(5)	Represents the portion of the significant transactions attributable to minority partners in Host LP.

Comparable Hotel Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors. Our comparable hotel operating results present operating results for hotels owned during the entirety of the periods being compared without giving effect to any acquisitions or dispositions, significant property damage or large scale capital improvements incurred during these periods. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses to arrive at property-level results because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results

(in millions, except hotel statistics)

	Year ended December 31,
	2006	2005
Number of hotels	95	95
Number of rooms	47,971	47,971
Percent change in Comparable Hotel RevPAR	8.5%	—%
Comparable hotel sales
Room	$2,367	$2,181
Food and beverage	1,206	1,132
Other	255	246

Comparable hotel sales(a)	3,828	3,559

Comparable hotel expenses
Room	555	524
Food and beverage	864	835
Other	150	155
Management fees, ground rent and other costs	1,228	1,163

Comparable hotel expenses(b)	2,797	2,677

Comparable hotel adjusted operating profit	1,031	882
Non-comparable hotel results, net(c)	286	32
Comparable hotels classified as held for sale or sold during 2007	(24)	(17)
Office buildings and HPT Properties, net(d)	8	5
Depreciation and amortization	(453)	(349)
Corporate and other expenses	(94)	(67)
Gain on insurance settlement for non-comparable hotels	10	9

Operating profit per the consolidated statements of operations	$764	$495

(a)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel sales is as follows (in millions):

	Year ended December 31,
	2006	2005
Revenues per the consolidated statements of operations	$4,811	$3,691
Revenues of hotels classified as held for sale or sold during 2007	97	77
Non-comparable hotel sales	(1,037)	(167)
Hotel sales for the property for which we record rental income	53	49
Rental income for office buildings and HPT Properties	(89)	(84)
Adjustment for hotel sales for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(7)	(7)

Comparable hotel sales	$3,828	$3,559

(b)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows (in millions):

	Year ended December 31,
	2006	2005
Operating costs and expenses per the consolidated statements of operations	$4,047	$3,196
Operating costs of hotels classified as held for sale or sold during 2007	73	60
Non-comparable hotel expenses	(753)	(137)
Hotel expenses for the property for which we record rental income	53	49
Rent expense for office buildings and HPT Properties	(81)	(79)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(5)
Depreciation and amortization	(453)	(349)
Corporate and other expenses	(94)	(67)
Gain on insurance settlement for non-comparable hotels	10	9

Comparable hotel expenses	$2,797	$2,677

(c)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(d)	Represents rental income less rental expense for HPT Properties and office buildings.